EXHIBIT 99.1

BIOADAPTIVES ACQUIRES OXYGENATED WATER TECHNOLOGY PATENT AND FORMS SUBSIDIARY, MORO2, INC., TO CREATE NEW PRODUCTS

Las Vegas, Nevada – February 3, 2022. BioAdaptives, Inc. (OTCMkts: BDPT) announced today that it has entered into a definitive agreement with inventor Thomas J. Mohr to acquire his U.S. Patent 9,783,432B, which covers technology used in enhancing the capability of water to hold significantly larger amounts of oxygen. The Mohr Technology operates to “embed” molecules of oxygen in water, rather than suspending gaseous oxygen, providing a longer-term aerobic benefit, including performance, endurance, and general health.

The parties’ agreement calls for the formation of a wholly-owned subsidiary, MORO2, Inc., together with a laboratory to develop consumer products that will be marketed by BioAdaptives. BioAdaptives has the exclusive right to acquire the Patent and related technology within two years and has an exclusive license to develop and manufacture products using the Mohr Technology during that period. Mr. Mohr also entered into a Consulting Agreement with the Company requiring him to assist in implementing commercial uses of the Mohr Technology and providing the Company with rights to any additional technology developed during the license period. The terms of the Agreement are fully set out in the Company’s Form 8-K, calling for payment of cash for the acquisition and consulting services, and warrants and royalties tied to product sales.

The Mohr Technology has been successfully employed in previous prototype devices and in an installed full-scale production line device, producing an oxygenated water product that has demonstrated consistently high, non-pressurized O2 levels. The Company will start marketing efforts during 2Q 2022.

BioAdaptives CEO, Edward Jacobs, MD, stated, “The Company is positioned to be at the forefront in the development of nutraceutical-enhanced oxygenated water and related products. We know from our experience and prior research that our water, with large amounts of embedded oxygen, is very different from water infused with oxygen bubbles. We believe that our patented technology will translate into clear benefits for humans in a wide variety of circumstances including, for example, the enhancement of peak performance in sports and improved health in those with compromised oxygenation conditions. In addition, beyond human use, we anticipate finding other potential beneficial effects in animals, agriculture and industry.”

Mr. Mohr added, “We’ve proven the technology scales to line production in a bottling plant, producing a quality oxygenated pure water product with prolonged and consistently high dissolved O2 values. The very long duration of the elevated O2 levels, an important feature of product stability, increases the potential for expanded uses of this water.”

About BioAdaptives, Inc.

BioAdaptives, Inc. manufactures and distributes natural plant- and algal-based products that improve health and wellness for humans and animals, with an emphasis on optimizing pain relief, anti-viral activity and immune system defense; resistance to stress; endurance; recovery from injury, illness and exercise; and anti-aging properties. The Company’s current dietary supplement formulations are carefully selected from the best world-wide sources and utilize proprietary methods of enhancing the bioavailability of nutrients. The products for horses and dogs have also demonstrated increased general health, competitive performance enhancement, rejuvenation effects, and pain relief, as well as providing improvements in appearance. Our current product line includes PrimiLungs™, PrimiCell® and PluriPain® for humans and Canine Regen®, Equine Regen® and Equine All-in-One™ for dogs and horses. Additional human products, to be introduced soon, are designed to aid memory, cognition and focus; assist in sleep and fatigue reduction; and improve overall emotional and physical wellness.

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BioAdaptives’ common shares trade in the OTC market under the symbol BDPT. It has approximately 14,000 current shareholders. None of the statements about the Company’s products have been approved by the Food and Drug Administration. These products are not intended to diagnose, treat, cure or prevent any disease.”

Additional information can be found at www.shopbioadaptives.com or in our SEC filings at https://www.sec.gov/cgi-bin/browse-edgar?company=bioadaptives&owner=exclude&action=getcompany

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

Contact:

Investor Relations

BioAdaptives, Inc.

(702) 659-8829

info@bioadaptives.com###

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